EXHIBIT 24.1

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Wold, Lisa R. Lundsten and Julie A. Steinhagen as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Asset Mortgage Products, Inc.), to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant on or about May 4, 2001, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                    TITLE                DATE

/s/ Bruce J. Paradis         Director, President and      May 3, 2001
Bruce J. Paradis             Chief Executive Officer
                            (Principal Executive Officer)

/s/ Davee L. Olson           Director, Chief              May 3, 2001
Davee L. Olson               Financial Officer and
                             Executive Vice President
                            (Principal Financial
                             Officer)

/s/ Jack R. Katzmark         Controller                   May 3, 2001
Jack R. Katzmark            (Principal Accounting
                             Officer)

/s/ David C. Walker          Director                     May 3, 2001
David C. Walker




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